Exhibit 99.1

SolarWinds Completes Take-Private Acquisition by Silver Lake and Thoma Bravo

AUSTIN, Texas — February 5, 2016 — SolarWinds, Inc., a leading provider of powerful and affordable hybrid IT management software, today announced that it has completed its acquisition by affiliates of Silver Lake Partners and Thoma Bravo, LLC. The acquisition is valued at approximately $4.5 billion, with SolarWinds stockholders receiving $60.10 per share in cash.  With the closing of the transaction, SolarWinds common stock has ceased trading on the New York Stock Exchange under the symbol SWI.

“Today begins the next chapter in the SolarWinds story,” said Kevin B. Thompson, President and Chief Executive Officer of SolarWinds. “Moving forward, SolarWinds will have greater flexibility to execute on our long-term strategy of becoming the IT management vendor of choice for managing all things IT regardless of where the IT asset or user sits, organization size or infrastructure complexity. The flexibility provided as a private company, along with Silver Lake’s and Thoma Bravo’s deep experience growing technology companies, make us very excited about the opportunities that lie ahead.”

“We admire what SolarWinds’ management team has already achieved”, said Ken Hao and Mike Bingle, Managing Partners at Silver Lake. “As a private company, we believe SolarWinds has significant potential to extend and grow what is an exceptional business. We are looking forward to working alongside the management team and Thoma Bravo to help the company achieve its next phase of growth.”

“The completion of this transaction marks an exciting new growth chapter for SolarWinds, and we’re thrilled to partner with Kevin and his team to accelerate that expansion,” said Orlando Bravo, a Managing Partner at Thoma Bravo.

“We look forward to providing the equity and strategic support for SolarWinds to pursue a more assertive, long-term organic growth and acquisition plan as a private company,” added Seth Boro, a Managing Partner at Thoma Bravo.

About SolarWinds

SolarWinds provides powerful and affordable hybrid IT infrastructure management software to customers worldwide from Fortune 500® enterprises to small businesses, government agencies and educational institutions. We are committed to focusing exclusively on IT Pros, and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. Regardless of where the IT asset or user sits, SolarWinds delivers products that are easy to find, buy, use, maintain, and scale while providing the power to address all key areas of the infrastructure from on premises to the Cloud. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack® online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at http://www.SolarWinds.com/.

About Silver Lake

Silver Lake is the global leader in technology investing, with over $26 billion in combined assets under management and committed capital. The firm’s portfolio of investments collectively generates more than $85 billion of revenue annually and employs more than 170,000 people globally. Silver Lake has a team of approximately 100 investment and value creation professionals located in New York, Menlo Park, San Mateo, London, Hong Kong and Tokyo. The firm’s current portfolio includes leading technology and technology-enabled businesses such as Alibaba Group, Avaya, Broadcom Limited, Cast & Crew, Ctrip, Dell, Global Blue, GoDaddy, Intelsat, Motorola Solutions, Quorum Business Solutions, Red Ventures, Sabre, SMART Modular, Vantage Data Centers, and WME/IMG. For more information about Silver Lake and its entire portfolio, please visit www.silverlake.com.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm seeks to create value by collaborating with company management to improve business operations, invest in growth initiatives and make accretive acquisitions. Thoma Bravo invests with a particular focus on application and infrastructure software and technology enabled services. The firm currently manages a series of private equity funds representing more than $9 billion of equity commitments. More information about Thoma Bravo can be found at www.thomabravo.com.

Media Contacts:

SolarWinds

investor.relations@solarwinds.com

Tom Williams

Brunswick (on behalf of Silver Lake)

415.671.7676

twilliams@brunswickgroup.com

Jeff Segvich

LANE (on behalf of Thoma Bravo, LLC)

503.546.7870

jeff@lanepr.com